EXHIBIT 10.1

Verbal Loan Agreement – Calor Del Sol Inc. and Alejandro Hernandez

As per Item 601(b)(10) of Regulation S-K; Where a registrant is party to an oral contract that would be required to be filed as an exhibit pursuant to Item 601(b)(10) if it were written, the registrant should provide a written description of the contract similar to that required for oral contracts or arrangements pursuant to Item 601(b)(10)(iii).

Calor Del Sol Inc. and Alejandro Hernandez entered into a verbal agreement whereby Mr. Hernandez, the Company’s sole officer and director, has verbally agreed to loan the company funds up to $90,000, unsecured and non-interest bearing, to complete the registration process in the event that the Company depletes its current cash reserves prior to effectiveness of this registration statement.